Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                      Votes for      Votes withheld

Liaquat Ahamed        10,928,090     557,219
Ravi Akhoury          10,942,366     542,943
Barbara M. Baumann    11,014,240     471,070
Jameson A. Baxter     10,991,756     493,553
Charles B. Curtis     10,951,997     533,312
Robert J. Darretta    11,003,926     481,383
Katinka Domotorffy    11,001,275     484,035
John A. Hill          10,979,961     505,348
Paul L. Joskow        11,003,249     482,060
Kenneth R. Leibler    11,012,316     472,993
Robert E. Patterson   11,005,579     479,730
George Putnam, III    10,997,873     487,436
Robert L. Reynolds    11,008,204     477,105
W. Thomas Stephens    10,970,424     514,885


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against    Abstentions    Broker non votes
8,850,114    220,786          651,930        1,762,479


A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for    Votes against    Abstentions    Broker non votes
8,728,495    264,534          729,801        1,762,479






All tabulations are rounded to the nearest whole number.